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Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-87180 of Inverness Medical Innovations, Inc. on Form S-3 of our report dated October 24, 2003, related to the statements of net assets sold of the Rapid Diagnostics Product Lines of Abbott Diagnostics Division and Ross Products Division of Abbott Laboratories as of September 30, 2003 and December 31, 2002 and 2001, and the related statements of net sales in excess of expenses for the nine-month period ended September 30, 2003 and the years ended December 31, 2002 and 2001, appearing in the current report on Form 8-K/A dated November 20, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 10, 2005

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CONSENT OF INDEPENDENT AUDITORS